Exhibit 2.1
                                                                      ----------

                             STATEMENT OF CONTROL PERSON


The Statement on this Schedule 13G dated May 28, 2003 with respect to the common stock par value $.001 per share of Atrix Laboratories, Inc. is filed by Samuel
D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as a control person (HC) of OrbiMed Advisors LLC and OrbiMed Capital LLC.

OrbiMed Advisors LLC and OrbiMed Capital LLC file this statement on Schedule 13G in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA).